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Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a hotel real estate investment trust which, at December 31, 2001, owned interests in 58 hotels with 8,424 rooms located in 24 states. RFS Hotel Investors, Inc. owns an approximately 91% interest in RFS Partnership, L.P., its operating partnership (the "Operating Partnership").

        For the year ended December 31, 2001, we received 42% of EBITDA from full service hotels, 33% from extended stay hotels and 25% from limited service hotels.

        The following summarizes additional information for our hotels owned as of December 31, 2001:

Franchise Affiliation	Hotel Properties	Rooms/Suites	EBITDA
			(in thousands)
Full Service Hotels:
Sheraton	4	864	$10,749
Holiday Inn	5	954	8,359
Independent	2	331	4,771
Four Points by Sheraton	2	412	4,673
Hilton	1	234	3,418
Doubletree	1	221	2,454

	15	3,016	34,424

Extended Stay Hotels:
Residence Inn by Marriott	14	1,851	24,015
TownePlace Suites by Marriott	3	285	2,231
Homewood Suites by Hilton	1	83	521

	18	2,219	26,767

Limited Service Hotels:
Hampton Inn(1)	17	2,113	13,621
Holiday Inn Express	5	637	4,363
Courtyard by Marriott	1	102	1,134
Comfort Inn(1)	2	337	1,096

	25	3,189	20,214

Total	58	8,424	$81,405

(1)
Excludes EBITDA of approximately $0.1 million and $0.3 million from the Hampton Inn in Plano, Texas that was sold on February 20, 2001 and the Comfort Inn in Farmington Hills, Illinois that was sold on May 31, 2001, respectively.

Termination of Leases and Related Agreements with Hilton

        Under the REIT Modernization Act that became effective January 1, 2001, we are permitted to lease our hotels to our wholly-owned taxable real estate investment trust subsidiaries ("TRS lessees"), provided that the TRS lessees engage a third-party management company to manage the hotels. Effective January 1, 2001, we terminated our operating leases, management contracts and related ancillary agreements with a wholly-owned subsidiary of Hilton Hotels Corporation ("Hilton") for approximately $60 million, plus related expenses, at which time our TRS lessees began leasing the hotels previously leased by Hilton. This payment to Hilton represented the cancellation of executory contracts that extended through 2012 and substantially all of the termination payment was recorded as an expense on January 1, 2001. The cancellation of these agreements entitles the TRS lessees to retain the operating profits or losses from hotels, which previously accrued to Hilton under these contracts, and gives us the following advantages over our prior third-party structure:

  •
  more control over the daily operations of these hotels;

  •
  benefits from any cost efficiencies or ancillary revenues generated at these hotels;

  •
  these hotels are not encumbered by long term third-party leases;

  •
  favorable management agreements; and

  •
  our financial statements more clearly depict our hotel operations.

All of the hotels continue to operate under the same franchise affiliation as prior to the contract termination.

        Effective January 1, 2001, the TRS lessees entered into new management contracts with Flagstone Hospitality Management ("Flagstone"). Flagstone is a recently formed company owned by MeriStar Hotels & Resorts, Inc., a leading independent hotel management company. At December 31, 2001, Flagstone managed 51 of our 58 hotels, two of our hotels were managed by other hotel management companies and five of our hotels were operated under long term leases with third-parties.

        In connection with the termination of the leases and related agreements, we redeemed 973,684 shares of our Series A Preferred Stock owned by a subsidiary of Hilton for $13 million, plus expenses. In connection with this transaction, we recorded a $5 million gain on redemption of Series A preferred stock on January 1, 2001, the gain represents the difference between our purchase price and the approximately $18 million of proceeds received from the original sale of the Series A Preferred Stock.

        The aggregate $73 million of payments to Hilton ($60 million lease termination expense plus $13 million to repurchase the Series A Preferred Stock, plus related expenses), were financed by:

  •
  the sale of two hotels in 2000;

  •
  net proceeds from the sale of our Series B Preferred Stock; and

  •
  borrowings under our line of credit.

Results of Operations

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        For the year ended December 31, 2000, we leased 56 hotels to third parties and reported percentage lease revenue. In connection with the Hilton lease termination transaction, effective January 1, 2001, we leased 51 of these hotels to our TRS lessees. Effective January 1, 2001, we also leased four additional hotels, that were not previously leased, to our TRS lessees. We subsequently sold two hotels. As a result of these transactions, the TRS lessees now lease 53 hotels and we reported hotel operating revenues and expenses with regard to these hotels for the year ended December 31, 2001. Accordingly, the hotel revenues and operating expenses for 2001 are not directly comparable to 2000, where we reported only percentage lease revenue from our hotels.

  Revenues

        Total revenue increased $114.5 million over 2000. The increase is principally a result of reporting hotel operating revenues compared to the percentage lease revenue reported in the prior year.

  Expenses

        Total operating expenses increased $191.7 million. This increase is associated with the reporting of hotel operating expenses in 2001.

        Property taxes, insurance and other expenses increased $2.1 million or 19.5%, due primarily to the inclusion of hotel operating costs (liability insurance of $1.0 million and personal property taxes of $0.7 million) in 2001. The remainder of the variance relates to increase in earthquake insurance ($0.3 million), and property insurance ($0.1 million).

        Depreciation increased 8.8% due to the increase in depreciable assets resulting from renovation expenditures at certain of our hotels, including the Hilton San Francisco Fisherman's Wharf.

        The lease termination expenses of $65.5 million represents the expenditures incurred in connection with the termination of the leases, management contracts and related ancillary agreements with Hilton. For accounting purposes, this transaction represented the cancellation of executory contracts and was required to be expensed as incurred.

        Amortization of deferred expenses and unearned compensation increased $0.7 million over 2000 as a result of stock grants in 2001.

        General and administrative expenses increased $13.1 million due primarily to the inclusion of hotel general and administrative expenses of $15.2 million in 2001, offset by a decrease of $2.1 million in corporate general and administrative expenses. In the second and third quarters of 2001, we implemented austerity programs aimed at reducing these expenses as well as hotel operating expenses, which provided a $1.0 million favorable variance versus 2000. In addition, we reduced executive bonuses for 2001 by $0.6 million as compared to 2000. The remainder of the variance relates to the first quarter 2000, when we wrote off development and due diligence costs for potential projects that we decided not to pursue, of $0.2 million and incurred severance expense of approximately $0.3 million associated with a former employee.

        Interest expense increased $2.0 million due to a weighted average increase in borrowings of approximately $19.5 million as well as an increase in the weighted average interest rate on borrowings outstanding on our line of credit from 7.6% in 2000 to 7.9% in 2001. In addition, amortization of debt issue costs increased $0.3 million due to the costs incurred to issue new debt in 2000 and complete amendments to the line of credit. Borrowings increased primarily to fund the lease termination costs as well as renovation costs.

        The benefit from income taxes in 2001 relates to the $65.5 million book loss recorded by our TRS lessees. This loss relates primarily to the lease termination payments.

  Net Income (loss)

        Net income (loss) applicable to common shareholders was $(11.7) million in 2001 and $29.4 million in 2000. The $45 million reduction in net income relates primarily to the $65.5 million lease termination expense offset by the related benefit from income taxes of $24.7 million. Included in the net loss applicable to common shareholders is a gain of $5.1 million recognized on the redemption of the Series A Preferred Stock in 2001.

  Year Ended December 31, 2001 Compared to Pro Forma Year Ended December 31, 2000

        During 2000, our revenues primarily consisted of rental income from third-party lessees. As a result of the previously discussed termination of the leases and related agreements with Hilton, beginning January 1, 2001, our consolidated results of operations primarily reflect hotel-related revenues and operating costs. As a result, a comparison of historical results for the year ended December 31, 2001 to the year ended December 31, 2000 would not be as meaningful as a discussion of the actual 2001 results versus 2000 pro forma results. Accordingly, we have presented a discussion of the actual year ended December 31, 2001 versus a pro forma year ended December 31, 2000. The pro forma results of operations for the year ended December 31, 2000 assumes that the following occurred on January 1, 2000:

  •
  the termination of the Hilton leases, management contracts and ancillary agreements;

  •
  the formation of TRS lessees to lease 54 of our hotels (one of which was subsequently sold);

  •
  the implementation of the hotel management agreements between the TRS lessees and Flagstone Hospitality Management, LLC;

  •
  the sale of three hotels in 2000;

  •
  the redemption of our Series A Preferred Stock; and

  •
  the issuance of our Series B Preferred Stock.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2000

	Historical		Pro Forma Adjustments
(in thousands)	RFS Hotel Investors, Inc.	RFS, Inc.	Sale of Hotels	Other Properties	Other		Pro Forma RFS Hotel Investors, Inc.
	(a)	(b)	(c)	(d)
Revenue:
Rooms		$177,406	$(8,350)	$30,878			$199,934
Food and beverage		13,348		6,345			19,693
Other operating departments		8,631	(328)	1,501			9,804
Lease	$106,574		(4,052)	(14,953)	$(81,692	)(e)	5,877
Other	785	2,394			(2,236	)(f)	943

Total hotel revenue	107,359	201,779	(12,730)	23,771	(83,928)		236,251

Hotel operating expenses by department:
Rooms		32,637	(1,554)	7,112			38,195
Food and beverage		9,271		5,218			14,489
Other operating departments		1,956	(118)	449			2,287
Undistributed operating expenses:
Property operating costs		20,005	(982)	4,024			23,047
Property taxes, insurance and other	10,747	1,176	(347)	187			11,763
Franchise costs		15,680	(580)	1,061			16,161
Maintenance and repair		8,667	(382)	1,475			9,760
Management fees		1,565		716	3,458	(g)	5,739
Percentage lease		85,744	(4,052)		(81,692	)(e)	—
Depreciation	27,198	5,419	(623)		(5,419	)(f)	26,575
Amortization of deferred expenses and unearned compensation	674						674
General and administrative	6,304	16,608	(564)	3,292	(3,685	)(f)	21,955

Total operating expenses	44,923	198,728	(9,202)	23,534	(87,338)		170,645

Operating income	62,436	3,051	(3,528)	237	3,410		65,606
Interest expense	24,052				1,411	(h)	25,463

Income before minority interest, loss on sale of hotels, and income taxes	38,384	3,051	(3,528)	237	1,999		40,143
Loss on sale of hotel properties	4,376						4,376
Minority interest in Operating Partnership and subsidiaries	3,218						3,218
Income taxes		3,169			(490	)(j)	2,679

Income from continuing operations	30,790	(118)	(3,528)	237	2,489		29,870
Preferred stock dividends	(1,412)				(1,713	)(i)	(3,125)

Income from continuing operations applicable to common shareholders	$29,378	$(118)	$(3,528)	$237	$776		$26,745

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

a)
Represents the Company's historical results of operations.

b)
Represents RFS, Inc.'s historical results of operations.

c)
Eliminate the historical results of operations of the three properties sold by the Company during 2000: the Hawthorn Suites in Atlanta, Georgia, Hampton Inn in Warren, Michigan and Hampton Inn in Plano, Texas. These properties were also leased to RFS, Inc.

d)
Represents the historical results of operations of four hotels that were owned by the Company throughout 2000 and not leased. The operating results of these hotels were grouped with lease revenue due to their insignificance. Also includes operating results of the Beverly Heritage hotel that was leased to a subsidiary of Hilton other than RFS, Inc. and the operations of the Hilton Fisherman's Wharf hotel that was leased to another third party until December 31, 2000. The net income for these properties in the pro forma statement of operations is the lessee profit for the Beverly Heritage hotel and the Hilton Fisherman's Wharf hotel. Effective January 1, 2001, all six of these hotels are leased to the TRS Lessees.

e)
Eliminate the lease revenue earned by the Company from its leases with RFS, Inc.

f)
Eliminate the RFS, Inc. management and consulting fees, other revenue, corporate general and administrative expenses, depreciation and amortization that do not accrue to the Company as a result of the Hilton lease termination transaction.

g)
Adjust historical management fees to the new management contracts that are effective January 1, 2001.

h)
Represents the increase in interest expense (computed using the 1999 weighted average interest rate of 7.6%) after applying the net proceeds from the sale of three hotels of $30.8 million to the line of credit and the additional draw on the line of credit of approximately $49.3 million to fund the Hilton lease termination transaction.

i)
Recognize the following preferred stock transactions as if they occurred on January 1, 2000:

1)
The Company purchased 973,684 shares of the Company's Series A Preferred Stock owned by Hilton for approximately $13 million, accordingly, the historical preferred dividends have been eliminated.

2)
The Company issued 250 thousand shares of non-convertible mandatorily redeemable Series B Preferred Stock for $23.9 million, net of fees and expenses. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. The preferred dividends are included in the pro forma financial information.

j)
Eliminate income tax expense on RFS, Inc. of $3.2 million that does not accrue to the Company as a result of the Hilton lease termination transaction and to recognize a provision for deferred income taxes of approximately $2.7 million associated with the Company's TRS Lessees (calculated as the TRS Lessees income before income taxes for financial reporting purposes multiplied by 40%). Since the payments to terminate the operating leases, management contracts and ancillary agreements represented the cancellation of executory contracts, the lease termination payments were expensed for financial reporting purposes. However, for tax purposes, the lease termination payments will be amortized over a period of years and the amortization will offset the income of the TRS such that the income tax provision in future years will be primarily a deferred tax provision.

  Revenues

        Revenue decreased 6.1% from $236.2 million to $221.9 million primarily due to the slowing economy exacerbated by the terrorist activities of September 11, 2001. Revenue per available room (RevPAR) at our 56 comparable hotels declined 4.6% due to a decline in occupancy of 3.3 percentage points and a decline in average daily rate of 0.1%. The revenue decline of 6.1% resulted from weak third and fourth quarters where RevPAR at our comparable hotels decreased 12.3% and 15.9%, respectively, promulgated by the significant decline in travel following the terrorist activities. Since the week ended September 22, RevPAR has improved incrementally at our hotels, albeit at levels well below 2000 levels. RevPAR at our full service, extended stay and limited service hotel portfolios showed decreases in RevPAR of 10.4%, 1.3% and 0.3%, respectively from the comparable 2000 period. The comparable California hotels (9 of 10 hotels excluding the Hilton San Francisco Fisherman's Wharf which was undergoing renovation in 2000) experienced an average RevPAR decrease of 9.9%. Excluding our California hotels, RevPAR decreased 1.8%. California hotels represented 36% of room revenue in 2001. Within California, San Francisco and Silicon Valley generated approximately 22% of room revenue and the economy of this area has deteriorated rapidly in 2001, even prior to the events of September 11, as a result of the dot-com implosion, the well-publicized energy crisis, a weak convention calendar and the poor Japanese economy.

        The following shows hotel operating statistics for the 56 comparable hotels for the year ended December 31, 2001. Excluded from the 56 comparable hotels are the Hilton San Francisco Fisherman's Wharf hotel, which underwent renovation and was converted from a Ramada Plaza in 2000 and the Sheraton Hotel in Birmingham, Alabama, which was undergoing renovation in 2000.

COMPARABLE HOTELS OPERATING STATISTICS
For the Year Ended December 31, 2001

	ADR		OCCUPANCY		RevPAR
Hotel Type	2001	Variance vs. 2000	2001	Variance vs. 2000	2001	Variance vs. 2000
Full Service	$108.52	(2.0)%	67.9%	(6.4) pts	$73.73	(10.4)%
Extended Stay	96.55	2.0%	78.5%	(2.7) pts	75.83	(1.3)%
Limited Service	70.91	1.8%	67.4%	(1.4) pts	47.79	(0.3)%
Total	$90.50	(0.1)%	70.7%	(3.3) pts	$63.95	(4.6)%

        The comparable full service hotels (year to date excludes the Hilton San Francisco Fisherman's Wharf and the Sheraton hotel in Birmingham) produced an average RevPAR decrease of 10.4% year to date. The following six full service hotels located in Silicon Valley and San Francisco had RevPAR changes for the year ending December 31, 2001 as follows:

Hotel	Location	RevPAR Change
173-room Sheraton	Sunnyvale, CA	(15.0)%
237-room Beverly Heritage	Milpitas, CA	(18.4)%
229-room Sheraton	Milpitas, CA	(13.1)%
214-room Sheraton Four Points	Pleasanton, CA	(9.4)%
234-room Hilton	San Francisco, CA	(9.6)%
94-room Hotel Rex	San Francisco, CA	(31.0)%

        As explained previously, coupled with the events of September 11, the Silicon Valley and San Francisco markets have declined due to deteriorating economic conditions, particularly in the technology sector, and this adversely affected the operating results of these hotels.

        Our extended stay hotels, which comprised approximately 33% of EBITDA, experienced a decline in RevPAR of 1.3%. Fourteen of our 18 extended stay properties are Residence Inns by Marriott, which experienced a decrease in RevPAR of 1.2%. We believe that Residence Inns by Marriott is the extended stay brand of choice for consumers as these hotels benefit from longer duration stays that include the typically slower weekend days. Similarly, most of our extended stay hotels, with the exception of our 176-room Residence Inn in Orlando, are in markets that can be categorized as "drive to" markets rather than air travel markets. These hotels have been less affected by the events of September 11, with RevPAR declines of 11.4% since September 11, as our extended stay hotels have performed with less volatility than many of our full service hotels in a slowing market.

        Our limited service hotels, which comprised approximately 25% of EBITDA, experienced a decrease in RevPAR of 0.3%. This market segment performed the best in terms of RevPAR versus the prior year. Seventeen of the 26 limited service hotels are Hampton Inns, which we believe is the best upscale limited service brand. These Hampton Inns produced a RevPAR increase of 3.6% from increases in occupancy of 0.2 points and ADR of 3.3%, respectively. These results are due to a combination of a slowing rate of increase in limited service room supply and increased demand resulting from a slowing economy that translated into guests trading down in price point to stay at limited service hotels. Like the extended stay hotels, these hotels have been less impacted by the events of September 11 than full service hotels.

        Food and beverage revenue decreased $2.0 million or 10.1%, directly attributable to the decrease in RevPAR of 10.4% on our full service portfolio. Revenue from other operating departments decreased $0.7 million or 7.1% as a result of fewer guest staying at all of our hotels, where RevPAR decreased 5.6%.

Expenses

        Total operating expenses increased $65.9 million due primarily to the lease termination expense of $65.5 million. Excluding the lease termination expense, operating margins (operating income as a percentage of total hotel revenue) decreased 4.9 points to 22.9% form 27.8%, driven by the decrease in revenue of 6.1%. Individual line items comprising hotel operating expenses are discussed below.

        Hotel operating expenses decreased 4.1% to $52.7 million from $55.0 million; however, as a percentage of total hotel revenue, hotel operating expenses increased to 23.8% in 2001 versus 23.3% in 2000. The increased percentage was due to the tight labor market conditions which resulted in an increased wage rate, but were partially offset by head count reductions that were made as the economy slowed throughout the year.

        Property operating costs decreased $0.5 million or 2.2% due primarily to a decrease in other capital expenses and operating leases of $1.0 million, offset by an increase in energy costs of 7.3% due primarily to the California energy crisis earlier in the year. At our ten California properties, energy costs rose 15.4%. We have implemented several initiatives, including the use of high efficiency lighting, to lessen the impact of increased energy costs going forward.

        Property taxes, insurance and other expenses increased $1.0 million or 9.2%, driven primarily by increased costs of all types of insurance, including liability insurance ($0.4 million), earthquake insurance ($0.3 million), and property insurance ($0.1 million). The remainder of the variance ($0.2 million) is attributable to increased personal property taxes at our hotels resulting from the significant renovations at certain hotels.

        Franchise costs increased $0.9 million or 5.2% due primarily to the brands frequency programs (specifically the Hilton HHonors® program which is now accepted at our Hampton Inns). While these increasing costs are not directly attributable to increased revenues, we have seen a beneficial effect on RevPAR at our limited service hotels.

        Depreciation increased 11.4% due to the increase in depreciable assets resulting from capital improvements at certain of our hotels, including the Hilton San Francisco Fisherman's Wharf. As a percentage of hotel revenue, depreciation increased from 11.3% to 13.3%. We are now substantially finished with major renovations and expect depreciation increases to level off.

        The lease termination costs of $65.5 million represent the expenditures incurred in connection with the termination of the leases, management contracts and related ancillary agreements with Hilton. For accounting purposes, this transaction represented the cancellation of executory contracts and was required to be expensed as incurred.

        Amortization of deferred expenses and unearned compensation increased $0.7 million as a result of stock grants in January 2001.

        General and administrative expenses decreased $2.5 million due primarily to the decrease in corporate general and administrative expenses of $2.1 million to 1.9% from 2.7% of hotel revenue. In the second and third quarters of 2001, we implemented austerity programs aimed at reducing these expenses as well as hotel operating expenses, which provided a $1.0 million favorable variance versus 2000. In addition, we reduced executive bonuses for 2001 by $0.6 million as compared to 2000. The remainder of the variance relates to the first quarter of 2000, when we wrote off development and due diligence costs of $0.2 million for potential projects that we decided not to pursue and incurred severance expense of approximately $0.3 million associated with a former employee.

        Interest expense increased $0.6 million or 2.3% due to the increase in the weighted average interest rate on borrowings outstanding on our line of credit from 7.6% in 2000 to 7.9% in 2001. In addition, amortization of debt issue costs increased $0.3 million due to the costs incurred to issue new debt in 2000 and complete amendments to the line of credit.

        The benefit from income taxes in 2001 relates to the $65.5 million book loss recorded by our TRS lessees relating primarily to the Hilton lease termination.

Net Income (loss)

        Net income (loss) applicable to common shareholders was $(11.7) million in 2001 and $26.7 million in 2000. The $44 million reduction in net income relates primarily to the $65.5 million lease termination expense net of the related benefit from income taxes of $24.7 million. Included in the net loss applicable to common shareholders is a gain of $5.1 million recognized on the redemption of the Series A Preferred Stock from Hilton in 2001.

Funds From Operations and EBITDA

        We consider Funds From Operations (FFO) and EBITDA to be appropriate measures of a REIT's performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of our operating performance and liquidity.

        The National Association of Real Estate Investment Trusts (NAREIT), defines FFO as net income (computed in accordance with generally accepted accounting principles or GAAP), excluding gains or losses from debt restructuring which would be extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Recurring FFO represents FFO, as defined by NAREIT, adjusted for significant non-recurring items including lease termination costs and deferred income taxes. However, Recurring FFO and EBITDA as presented may not be comparable to amounts calculated by other companies. Recurring FFO and EBITDA do not represent cash flows from operations as determined by GAAP and should not be considered as an alternative to net income as an indication of our financial performance or to cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

        The following details our computation of recurring FFO (in thousands):

	Year Ended December 31,
	2001	2000	1999
Net income (loss)	$(13,729)	$30,790	$34,990
Minority interest in Operating Partnership	(1,157)	3,218	3,620
Depreciation	29,605	27,198	24,210
Hilton lease termination expense, net of deferred income taxes	40,762	—	—
(Gain) loss on sale of hotel properties	(1,127)	4,376	1,602
Preferred stock dividends	(3,125)	(1,412)	(1,412)

Recurring FFO	$51,229	$64,170	$63,010

Weighted average, common shares, partnerships units and potential dilutive shares outstanding	27,655	27,127	27,569

        The following details our computation of EBITDA (in thousands):

	Year Ended December 31,
	2001	2000	1999
Recurring FFO	$51,229	$64,170	$63,010
Interest expense	26,042	24,052	20,836
Amortization	1,384	674	858
Current income taxes	20	—	—
Preferred stock dividends	3,125	1,412	1,412

EBITDA	$81,800	$90,308	$86,116

Liquidity and Capital Resources

        For the year ended December 31, 2001 cash flow provided by operating activities was $10.5 million. We believe that cash provided by our operating activities will be adequate to meet some of our liquidity needs. We currently expect to fund our strategic objectives and any other liquidity needs by borrowing on our line of credit, exchanging equity for hotel properties or accessing the capital markets as market conditions permit. At December 31, 2001, we had $5.7 million of cash and cash equivalents and had borrowed $81.2 million under our $140.0 million line of credit. The borrowing capacity under our line of credit is determined by a borrowing base calculation which, at December 31, 2001, based on the hotels currently in the collateral pool, would permit us to borrow up to approximately $111.4 million.

        We announced on February 7, 2002 that the Operating Partnership intends to offer up to $125 million of senior notes. The senior notes would be unsecured and guaranteed by RFS and certain of the Operating Partnership's subsidiaries. The Operating Partnership would use the net proceeds to retire the 1996 CMBS mortgage debt ($58,181 outstanding at December 31, 2001), pay the prepayment penalty on the 1996 CMBS mortgage debt of $6.5 million, terminate the two outstanding interest rate swap agreements for approximately $3.2 million, with the balance used to reduce outstanding borrowings under the line of credit. As a result of the prepayment of the 1996 CMBS debt, the Operating Partnership will also expense as an extraordinary item $1.4 million in unamortized debt costs.

        The following details our debt outstanding at December 31, 2001 (dollar amounts in thousands):

					Collateral
	Actual Balance	Interest Rate		Maturity	# of Hotels	Net Book Value at December 31, 2001
Line of Credit	$81,188	LIBOR + 200bp(1)	Variable	July 2004	24	$216,228
1996 Mortgage Debt, Class A	33,181	6.83%	Fixed	August 2008	15	143,522
1996 Mortgage Debt, Class B	25,000	7.30%	Fixed	November 2011	(2)	(2)
Mortgage Debt	92,087	7.83%	Fixed	December 2008	10	126,404
Mortgage Debt	18,271	8.22%	Fixed	November 2007	1	44,421
Mortgage Debt	51,408	8.00%	Fixed	August 2010	8	84,987

	$301,135					$615,562

(1)
Effective April 1, 2002, this interest rate is expected to increase to LIBOR + 225 basis points.

(2)
This mortgage debt is also collateralized by the 15 properties pledged against the 1996 Mortgage Debt, Class A.

        The interest rate on our line of credit ranges from 150 basis points to 250 basis points above LIBOR, depending on our ratio of total debt to investment in hotel properties (as defined). The average interest rate on our line of credit (including the impact of our interest rate swaps) was approximately 7.9% for the year ended December 31, 2001. Our line of credit is collateralized by first priority mortgages on 24 hotels that restrict the transfer, pledge or other hypothecation of the hotels (collectively, the "collateral pool"). We can obtain a release of the pledge of any hotel in the collateral pool if we provide a substitute hotel or reduce the total availability under the line of credit. Our line of credit contains various covenants including the maintenance of a minimum net worth, minimum debt and interest coverage ratios, and total indebtedness and liability limitations. We were in compliance with these covenants at December 31, 2001.

        On March 21, 2001, we entered into an interest rate swap agreement, which effectively fixed the interest rate on $30.0 million of our floating rate debt at 6.775% through July 20, 2003. The 6.775% interest rate consists of a fixed rate of 4.775% plus the credit spread in effect on our line of credit (currently 200 basis points). The credit spread can vary from 150 basis points to 225 basis points, depending on our leverage ratios. The agreement effectively converts a portion of our floating rate debt to fixed rate in order to reduce our risk to increases in interest rates. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. In addition, we participate in a second interest rate swap agreement for a notional amount of $40.0 million maturing in July 2003. Under the interest rate swap agreement, at December 31, 2001, we receive payments based on the one-month LIBOR rate of 2.14% and pay a fixed rate of 6.535%.

        Our other borrowings are nonrecourse to us and contain provisions allowing for the substitution of collateral, upon satisfaction of certain conditions, after the respective loans have been outstanding for approximately four years. Most of the mortgage borrowings are repayable, subject to various prepayment penalties, yield maintenance or defeasance obligations. At December 31, 2001, approximately 96% of our debt was fixed at an average interest rate of 7.7%.

        Future scheduled principal payments of debt obligations at December 31, 2001, are as follows (in thousands):

	Actual
2002	$6,547
2003	7,044
2004	88,735	(1)
2005	8,152
2006	8,772
Thereafter	181,885

	$301,135

(1)
Includes the outstanding balance of our line of credit, as of December 31, 2001, which is scheduled to mature on July 30, 2004.

        On January 2, 2001, we issued 250,000 shares of non-convertible mandatorily redeemable Series B Preferred Stock at a stated value of $25 million. Holders of our Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5% of the stated value. If not repaid, beginning January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. We may redeem shares of the Series B Preferred Stock in whole but not in part, on or after December 31, 2003 at the stated value of $25 million. If the shares are redeemed before December 31, 2003, the redemption price is at varying premiums over the original share price. The shares are mandatorily redeemable upon a change of control, dissolution, or winding up or on our failure to qualify as a REIT. We contributed the proceeds from the sale of the Series B Preferred Stock to the Operating Partnership in exchange for 250,000 units of nonconvertible mandatorily redeemable Series B Preferred Units with the same terms as the Series B Preferred Stock issued by us.

        Certain significant credit statistics at December 31, 2000 and 2001 are as follows:

Credit Statistic	December 31, 2000	December 31, 2001
EBITDA to interest expense	3.9x	3.3x
Total debt to EBITDA	3.1x	3.7x
Weighted average maturity of fixed rate debt	8.4 years	7.3 years
Ratio of fixed interest rate debt to total debt	96%	96%
Ratio of debt to investment in hotel properties, at cost(1)	38%	38%

(1)
Investment in hotel properties at cost, as defined by the Company.

        For the years ended December 31, 2000 and 2001, we spent $32.6 million and $18.0 million, respectively, on capital improvements to our hotels. We expect to spend approximately $9.0 million on capital improvements to our hotels during 2002, which we expect to fund from cash generated from operations and borrowings under the line of credit.

        We intend to fund our future operating cash, capital expenditure and debt service requirements through cash flow from operations and borrowings under our $140.0 million line of credit which matures on July 30, 2004. Borrowings under the line of credit bear interest at a floating rate based upon (and including spreads over), at our option, LIBOR or the Prime Rate. The line of credit also has various financial and other covenants. Borrowings under the line of credit are limited to the borrowing base value, as defined in the line of credit, which was $111.4 million at December 31, 2001.

        Over the next 12 months, we expect to be able to meet our working capital, capital expenditure and debt service requirements through cash flow from operations and borrowings under the line of credit. Over the longer term, our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans. We cannot assure you that completion of any such alternative financing plans will be possible. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have an adverse effect on our business, financial condition and results of operations.

        We intend to fund cash distributions to shareholders and limited partners principally out of cash generated from operations. We may incur, or cause our subsidiaries to incur, indebtedness to meet distribution requirements imposed on a REIT under the Internal Revenue Code, including the requirement that a REIT distribute to its shareholders annually at least 90% of its taxable income, to the extent that working capital and cash flow from our investments are insufficient to make such distributions.

        In the future we may seek to increase further the amount of our credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Although we have no charter restrictions on the amount of indebtedness we may incur, our board of directors has adopted a current policy limiting the amount of indebtedness that we will incur to an amount not in excess of approximately 45% of our investment in hotel properties, at cost (as defined). The board may change the debt policy at any time without shareholder approval.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to certain financial market risks, one being fluctuations in interest rates. We monitor interest rate fluctuations as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results. The effect of interest rate fluctuations historically has been small relative to other factors affecting operating results, such as occupancy.

        Our operating results are affected by changes in interest rates primarily as a result of borrowing under our line of credit. If interest rates increased by 25 basis points, our annual interest expense would have increased by approximately $68 thousand based on balances outstanding during the year ended December 31, 2001.

        Our primary market risk exposure is to changes in interest rates as a result of our line of credit and long-term debt. At December 31, 2001, we had outstanding total indebtedness of approximately $301.1 million. Our interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve this objective, we manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements and derivative financial instruments such as interest rate swaps, to effectively lock the interest rate on a portion of our variable debt. We do not enter into derivative or interest rate transactions for speculative purposes. At December 31, 2001, approximately $289.9 million of our outstanding debt was subject to fixed rates with a weighted average interest rate of 7.7%. On March 21, 2001, we entered into an interest rate swap agreement for a notional amount of $30.0 million that effectively locked an interest rate (before the spread of LIBOR) of 4.775% through an interest rate swap agreement. We participated in a second interest rate swap agreement for a notional amount of $40.0 million that effectively locked an interest rate (before the spread of LIBOR) of 6.535%. We regularly review interest rate exposure on our outstanding borrowings in an effort to minimize the risk of interest rate fluctuations.

        The following table provides information about our instruments that are sensitive to changes in interest rates. For debt obligations outstanding at December 31, 2001, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve as of December 31, 2001. For the interest rate swap, the table presents notional amounts and weighted average interest rates by expected contractual maturity dates. The fair value of our fixed rate debt indicates the estimated principal amount of debt having similar debt service requirements, which could have been borrowed by us at December 31, 2001. The rate assumed in the fair value calculation of fixed rate debt is equal to 6.66%, which consists of the 7-year treasury rate of 4.66% as of December 31, 2001, plus 200 basis points.

Expected Principal Cash Flows
(in thousands)

Liabilities	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value Total
Long-Term Debt:
Fixed Rate	$6,547	$7,044	$77,547	$8,152	$8,772	$181,885	$289,947	$301,414
Average Interest Rate	7.71%	7.71%	7.69%	7.69%	7.69%	7.69%
Variable Rate			$11,188				$11,188	$11,188
Average Interest Rate			4.03%
Interest Rate Derivatives:
Variable to Fixed		$70,000					$70,000	$(3,220)
Average Pay Rate(1)	5.78%	5.78%
Average Receive Rate(1)	2.32%	4.16%

(1)
Before the spread on LIBOR of 200 basis points.

        The table incorporates only those exposures that exist as of December 31, 2001, and does not consider exposures or positions that could arise after that date. In addition, because firm commitments are not represented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations would depend on the exposures that arise during future periods, prevailing interest rates, and our strategies at that time. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our financing requirements.

Inflation

        Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of the lessees and management companies to raise room rates.

Seasonality

        Our hotels' operations historically have been seasonal in nature, reflecting higher occupancy during the second and third quarters. This seasonality can be expected to cause fluctuations in our quarterly operating profits. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or borrowings under our line of credit to make distributions to our equity holders.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

        On an on-going basis, we evaluate our estimates, including those related to bad debts, carrying value of investments in hotels, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        We record an impairment charge when we believe an investment in hotels has been impaired such that future undiscounted cash flows would not recover the book basis of the investment in hotel. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we will not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
COMPARABLE HOTELS OPERATING STATISTICS For the Year Ended December 31, 2001
Expected Principal Cash Flows (in thousands)